Exhibit 99.1

CPI Card Group Adds Two Independent Directors to Board
Industry Experts Silvio Tavares and Scott Scheirman Bring Decades of Payments Industry and Financial Services Expertise

Littleton, Colo. (October 5, 2016) — CPI Card Group (Nasdaq: PMTS, TSX: PNT), a  leader in financial and EMV® chip card production and related services, today announced the addition of Silvio Tavares and Scott Scheirman to its board of directors, effective October 3, 2016. In addition to their general board responsibilities, Tavares will join the Nominating and Governance Committee and Scheirman will serve as the chair of the Audit Committee.

“Both Silvio and Scott bring valuable and relevant expertise to our Board,” said Bradley Seaman, chairman of the CPI Card Group Board of Directors. “Their leadership and contributions will serve the organization well as CPI continues to grow its card manufacturing, personalization, and services platforms.  .”

Silvio Tavares is the president and CEO of The CardLinx Association, a leading global technical standards and data interoperability organization for the payments and digital advertising industries that counts Microsoft, MasterCard, First Data, American Express, Facebook, Discover and Samsung as members. Prior to his role at CardLinx, he held two important leadership roles at Visa Inc. and First Data Corporation.  Tavares led Visa’s global information products business that included Risk Products such as Visa’s participation in EMVco. EMVco is the global standards setting body for EMV cards and technology. Prior to Visa, Tavares served as senior vice president and Head of First Data’s Information and Analytics business.

Scott Scheirman is a strategic business advisor and the CEO of JKL Ventures LLC, a private investment firm.  Previously, he served as executive vice president and CFO of Western Union for seven years, where he helped expand the company’s technology-enabled B2B and digital product offerings from $100 million to over $600 million in revenue in five years, oversaw acquisitions of nearly $2 billion, and championed capital structure strategies that returned over $6 billion to shareholders.

“Both Scott and Silvio are accomplished executives and longtime veterans of the payments industry, with experience that is highly applicable to our business,” said Steve Montross, president and CEO of CPI Card Group. “The CPI board will benefit greatly from their experiences and their insights into card and other payment technologies.”

With the addition of Tavares and Scheirman, a majority of CPI’s directors will be independent.  Concurrent with this announcement, Doug Pearce, a continuing independent director, has been named to chair the Corporate Governance and Nominating Committee of the board.  With the chair appointment of Doug Pearce, along with the appointment of Scott Scheirman as chair of the Audit Committee, each committee of the CPI board is led by an independent director.  Please see the governance section of CPI’s website for a complete listing of the board committee assignments.

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

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Contact:

Ross Levanto

ICR Inc.

617-956-6739

media@cpicardgroup.com